Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE                                                                                                                FOR MORE INFORMATION CONTACT:
11/08/06                                                                                                                                                      Investors:         Mary Kay Shaw, 630-623-7559
                                                                                                                                                                     Media:                 Tara McLaren, 630-623-7923

McDONALD’S REPORTS ANOTHER STRONG MONTH;
GLOBAL COMPARABLE SALES UP 5.5% IN OCTOBER
      U.S. comparable sales increased 5.6% for the month; 5.0% year-to-date October
      Europe comparable sales increased 5.5% for the month; 5.4% year-to-date October
OAK BROOK, IL - McDonald's Corporation announced today that Systemwide sales for McDonald’s restaurants worldwide increased 8.2% in October, or 6.6% in constant currencies.
McDonald's Chief Executive Officer Jim Skinner said, "McDonald’s Plan to Win continues to deliver global comparable sales and guest counts increases. The ongoing strength of our results reflects the power of our customer-focused plan, supported by actions that enhance the relevance of the Brand."
U.S. comparable sales rose 5.6% for the month fueled by the Company’s robust breakfast business and customer enthusiasm for McDonald’s Monopoly game, which featured our appealing Chicken Selects and Premium Chicken Sandwiches. In addition, the ongoing popularity of the Snack Wrap continued to contribute to results.
McDonald’s Europe posted a 5.5% increase in comparable sales for the month driven by strong performance in Germany and France. McDonald’s European business continues to benefit from a combination of initiatives including locally relevant menu selections, dependable everyday affordable options and engaging and innovative promotions.

Percent Increase	Comparable Sales		Systemwide Sales
Month ended October 31,	2006	2005	As Reported	Constant Currency

McDonald’s Restaurants*	5.5	3.4	8.2	6.6
Major Segments:
U.S.	5.6	3.0	6.3	6.3
Europe	5.5	3.3	12.1	6.7
APMEA**	4.7	4.3	6.1	6.8

Year-To-Date October 31,

McDonald’s Restaurants*	5.5	3.8	6.4	6.6
Major Segments:
U.S.	5.0	4.4	5.7	5.7
Europe	5.4	2.7	6.1	6.5
APMEA**	5.7	3.5	4.4	7.7

                          * Excludes non-McDonald's brands
                        ** Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•
The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of October 2006, this calendar shift/trading day adjustment consisted of one more Tuesday and one less Saturday, compared with October 2005. The resulting adjustment varied around the world, ranging from approximately -1.1% to -1.7%.

Upcoming Communications
Jim Skinner, Chief Executive Officer, and Matthew Paull, Chief Financial Officer, will speak at 9:20 a.m. (Eastern Time) at the Morgan Stanley Global Consumer and Retail Conference on November 15, 2006. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release November sales on December 8, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent local men and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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